Exhibit 4.11

Termination Agreement

This Termination Agreement (this “Agreement”) was entered into on April 28, 2020, by and between:

Party A:	Lequan Technology (Beijing) Co., Ltd.

Address: 3-505, 4F, Building 1, No.35, Shangdi East Road, Haidian District, Beijing

Party B:

CHEN Xiaoping, ID Card No.: ******

Party C:	Foshan Yunmi Electric Appliances Technology Co., Ltd.

Address: No.2, North Xinxi 4th Road, Xiashi Village Committee, Lunjiao Sub-district Office, Shunde District, Foshan (The Second Floor of Building No.1 and the Fourth Floor of Building No.7)

In this Agreement, the above parties are respectively referred to as a “Party” and collectively referred to as the “Parties”.

WHEREAS:

1. On July 21, 2015, Party A and Party C concluded the “Exclusive Consulting and Service Agreement” (hereinafter referred to as the “Exclusive Consulting and Service Agreement”);

2. On September 5, 2018, Party A, Party B and Party C concluded the “Exclusive Option Agreement” (hereinafter referred to as the “Exclusive Option Agreement”);

3. On September 5, 2018, Party A, Party B and Party C concluded the “Equity Pledge Agreement” (hereinafter referred to as the “Equity Pledge Agreement”);

4. On September 5, 2018, Party A, Party B and Party C concluded the “Shareholders’ Voting Proxy Agreement” (hereinafter referred to as the “Shareholders’ Voting Proxy Agreement”);

5. The Parties agree to terminate the aforesaid “Exclusive Consulting and Service Agreement”, the “Exclusive Option Agreement”, the “Equity Pledge Agreement” and the “Shareholders’ Voting Proxy Agreement” in accordance with the terms and conditions hereof.

The Parties hereby agree by consensus as follows:

1.The abovementioned “Exclusive Consulting and Service Agreement”, “Exclusive Option Agreement”, “Equity Pledge Agreement” and “Shareholders’ Voting Proxy Agreement” shall be terminated immediately as of the date hereof.

2. With effect from the date of termination, the rights and obligations of the Parties under the aforesaid “Exclusive Consulting and Service Agreement”, “Exclusive Option Agreement”, “Equity Pledge Agreement” and “Shareholders’ Voting Proxy Agreement” shall cease; and the Parties shall no longer enjoy or assume any rights, obligations and liabilities based on the aforesaid agreements. And the

Parties acknowledge that there is no dispute over the above agreements and that they will not assert any rights against other parties based on such documents.

(This page contains no text and is the signature page of the termination agreement)

Lequan Technology (Beijing) Co., Ltd. (Seal)

Legal Representative:	/s/ Authorized Signatory

Foshan Yunmi Electric Appliances Technology Co., Ltd. (Seal)

Legal Representative:	/s/ Authorized Signatory

CHEN Xiaoping

Signature:	/s/ CHEN Xiaoping